Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

June 15, 2021

Bank of Hawaii Corporation

130 Merchant Street

Honolulu, Hawaii 96813

Ladies and Gentlemen:

We have acted as special counsel to Bank of Hawaii Corporation, a Delaware corporation (the “Company”) in connection with the offering and sale by the Company of 7,200,000 depositary shares (the “Depositary Shares”), each representing 1/40th ownership interest in a share of the Company’s Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series A (the “Preferred Stock,” and together with the Depositary Shares, the “Securities”), $0.01 par value per share, with a liquidation preference of $1,000 per share (equivalent to $25 per Depositary Share), pursuant to the Underwriting Agreement, dated June 8, 2021, between the Company and BofA Securities, Inc., Goldman Sachs & Co. LLC, Keefe, Bruyette & Woods, Inc. and UBS Securities LLC, as representatives of the several underwriters named in Schedule 1 thereto (the “Underwriting Agreement”), and the Deposit Agreement, dated as of June 15, 2021, among the Company, Computershare Inc., Computershare Trust Company, N.A. (jointly as depositary) and the holders from time to time of the depositary receipts described therein (the “Deposit Agreement”).

In connection with the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise, identified to our satisfaction, of such documents, corporate records, agreements, certificates, and other instruments and such matters of law, in each case, as we have deemed necessary or appropriate for the purposes of this opinion, including (i) the Registration Statement on Form S-3 (File No. 333-256748) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on June 3, 2021, the related prospectus dated June 3, 2021, and the preliminary and final prospectus supplements, each dated June 8, 2021, relating to the Securities, as filed with the Commission on June 8, 2021 and June 10, 2021, respectively, pursuant to Rule 424(b)(2) under the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Securities Act”); (ii) the Certificate of Incorporation of the Company, as amended and/or restated through the date hereof; (iii) the Amended and Restated By-laws of the Company; (iv) resolutions (or written consents, as applicable) of the Board of Directors of the Company (the “Board”) and of the Offering Committee of the Board, from meetings held (or actions taken) on May 28, 2021, June 7, 2021, and June 8, 2021; (v) the Certificate of Designations as filed with the Secretary of State of the State of Delaware on June 14, 2021; (vi) the Underwriting Agreement; and (vii) the Deposit Agreement and form of depositary receipt evidencing the Depositary Shares (together with the Underwriting Agreement, the “Transaction Documents”). We have also conducted such investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies and the legal capacity of all individuals executing such documents. We have also assumed the valid authorization, execution and delivery of each of the Transaction Documents

Bank of Hawaii Corporation

by each party thereto other than the Company, and we have assumed that each such other party (in the case of parties which are not natural persons) has been duly organized and is validly existing and in good standing under its jurisdiction of organization, that each such other party has the legal capacity, power and authority to perform its obligations thereunder and that each of the Transaction Documents constitutes the valid and binding obligation of all such other parties, enforceable against them in accordance with its terms.

We are members of the Bar of the State of New York, and this opinion is limited to the federal securities laws of the United States of America, the general corporation law of the State of Delaware and the laws of the State of New York, in each case as in effect on the date hereof. We have not considered, and we express no opinion or belief as to matters of the laws of any other jurisdiction or as to any matters arising thereunder or relating thereto.

Based upon the foregoing and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

(1) The Preferred Stock represented by the Depositary Shares, when issued and delivered as provided in the Underwriting Agreement and upon receipt by the Company of the consideration for the related Depositary Shares as contemplated by the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

(2) The Depositary Shares, when issued in accordance with the terms of the Deposit Agreement and delivered against payment therefor as set forth in the Underwriting Agreement, will constitute valid and legally binding obligations of the Company and will entitle the holders thereof to the rights specified in the Deposit Agreement.

The opinion set forth above is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law), and (c) an implied covenant of good faith and fair dealing. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in the Transaction Documents or in any other agreement.

We consent to the filing of a copy of this opinion as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement. In addition, we consent to references to us in the Registration Statement (including the related prospectus and prospectus supplement) under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

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Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz